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                                                           FOR IMMEDIATE RELEASE

Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Michael Cimini
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1233
www.delcath.com                             tfromer@kcsa.com / mcimini@kcsa.com
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Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com
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                  Delcath Systems Issues Letter to Shareholders

STAMFORD, Conn., June 27, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH), today issued the following letter to its shareholders.


Dear Fellow Delcath Shareholders:

I would like to thank all who participated in this year's annual meeting of shareholders. Both management and your Board enjoy speaking with and value the opinions of all Delcath shareholders, both large and small. In response to comments provided by shareholders at the annual meeting, your Board of Directors has decided to undertake several initiatives and has been working diligently on an implementation plan.

EXPANSION OF THE BOARD

First, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to add two new independent directors over the coming months. The Board believes that the addition of two new highly-qualified independent Board members who can provide access to additional opportunities in the clinical field, and/or have significant expertise in research and clinical trials, will provide Delcath with additional perspective and greater opportunities to complete its trials and further position the Company to execute its long term strategy for maximizing value for shareholders. The Board intends to commence its search promptly, with the aim of having a new director in place by the end of the third quarter of this year and a second new director in place by the end of the year. Of course, the Board will consider all highly qualified candidates with significant expertise meeting the stringent NASDAQ independence standards, including those identified by our shareholders.

                               INVESTOR RELATIONS

Second, the Board has taken action to expand Delcath's investor and public relations campaigns to introduce the Delcath story to new institutional investors and to the major broadcast and print media. The expanded program includes an intensive schedule of investor meetings and interviews with major business and health care trade reporters. In the Board's estimation, this program will help raise the Company's profile among investors, significantly enhance the Company's ability to attract interest from major hospitals, and support our efforts to add new sites for our current clinical trials.

                           SHAREHOLDER COMMUNICATIONS

Third, the Board of Delcath has instituted a more robust shareholder communications plan to ensure that our existing shareholders are better, and more frequently, apprised of our progress. In addition to more frequent and timely communications, Delcath intends to provide shareholders with regular quarterly update releases distributed through one of the major newswires after the close of each reporting period. These quarterly communications will provide a summary of our important developments.

                              SHAREHOLDER PROPOSAL

Also, at this year's annual meeting, a majority of the shares that were voted (but still less than a majority of the total outstanding shares) approved a non-binding measure proposed by a shareholder to retain the services of a nationally known investment bank and/or merger advisory firm with experience in the medical device industry to assist the Company in exploring a potential sale to or business combination with a third party. Your Board of Directors unanimously agrees that a sale of the Company prior to the completion of our pivotal Phase III trial is premature and would significantly limit the long-term value shareholders could realize if, as we expect, FDA approval of the Delcath system is granted. However, since the annual meeting we have had preliminary discussions with several investment banking firms regarding their possible engagement by Delcath to assist the Board with its continuing evaluation of all available options.

In closing, when considering the underlying value of the Company, the Board would like to impress upon shareholders that the Delcath system is a platform technology with twelve patents issued and/or pending. Delcath is well positioned to leverage its intellectual property and expand the application of the Delcath system through partnerships and potentially lucrative licensing arrangements. While the Company currently is focused on cancer of the liver, these twelve patents represent an as-yet unrealized potential for future product applications for the treatment of long-bone, abdominal, uterine and kidney cancers. The Board believes that these additional applications, as well as the use of the Delcath technology in the treatment of Hepatitis as part of its "platform strategy", will greatly increase the overall value of the Delcath technology and generate significant long-term value for Delcath shareholders during the years to come.

On behalf of the entire Board of Directors, I thank you for your support of Delcath. We greatly appreciate the role that each shareholder plays in the success of our Company and the ongoing fight against cancer.

For further information, shareholders may contact Delcath's investor relations representative, Todd Fromer of KCSA Worldwide, at (212) 896-1215.

Sincerely,



M.S. Koly
President and Chief Executive Officer


About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the company's website, www.delcath.com.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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